                                                                     Exhibit 5.4

        [LETTERHEAD OF STEPHEN PLOPPER & ASSOCIATES, P.C. APPEARS HERE]


                               December 16, 1997


Delco Remy International, Inc.
2902 Enterprise Drive
Anderson, Indiana  46013

Power Investments, Inc.
400 Forsythe Street
Franklin, Indiana  46131

     RE:   Form S-1 Registration Statement
           (the "462(b) Registration Statement")

Gentlemen and Ladies:

     We have acted as counsel to Power Investments, Inc., an Indiana corporation, Franklin Power Products, Inc., an Indiana corporation, International Fuel Systems, Inc., an Indiana corporation, Marine Corporation of America, Inc., an Indiana corporation, Marine Drive Systems Inc., a New Jersey Corporation and Powrbilt Products, Inc., a Texas Corporation (such companies, collectively the "Guarantors"), relating to the proposed issuance of an additional $15,000,000 principal amount of 8 5/8% Senior Notes due 2007 (the "Additional Notes") of Delco Remy International, Inc., a Delaware corporation (the "Company") and guaranteed by the Guarantors (the "Guaranties"). The Additional Notes are to be issued pursuant to the terms of an Indenture substantially in the form filed as Exhibit 4.1 (the "Indenture") to the 462(b) Registration Statement. The 462(b) Registration Statement covering the offer and sale of the Additional Notes is being filed with the Securities and Exchange Commission (the "Commission") in connection with the proposed public offering described in the Company's Registration Statement on Form S-1 (Registration No. 333-37703) filed with the Commission on October 10, 1997, as amended, and which became effective on December 15, 1997.

     In making our examination, and rendering the opinions set forth below, we have

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December 16, 1997
Page 2

assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies. Based on the foregoing, it is our opinion that:
     Each Guaranty issued by each respective Guarantor has been duly authorized by the respective Guarantor and when executed, authenticated, and delivered in accordance with the terms of the Indenture and when the Addtional Notes are paid for in the manner and at the price set forth in the 462(b) Registration Statement, will constitute the legal, valid and binding obligation of each Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting creditor's rights or debtor's obligations and to general principles of equity.

     The opinion expressed herein is rendered solely for your benefit in connection with the transaction contemplated hereby. The opinion expressed herein may not be used or relied on by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except as provided below.

     We hereby consent to the filing of this opinion as Exhibit 5 to the 462(b) Registration Statement and to the use of our name in the prospectus contained therein, under the caption "Legal Matters" in the prospectus forming a part of the 462(b) Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.


                                        Sincerely yours,

                                        STEPHEN PLOPPER & ASSOCIATES, P.C.


                                        /s/ Stephen Plopper
                                        ----------------------------------------
                                        Stephen E. Plopper


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